Exhibit (d)(2)

MANAGEMENT AGREEMENT

AGREEMENT made as of September 29, 2006 between BlackRock Liquidity Funds, a Delaware statutory trust (the “Company”), and BlackRock Institutional Management Corporation (“BlackRock”), a Delaware corporation registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

WITNESSETH:

WHEREAS, the Company is registered with the Securities and Exchange Commission (the “Commission”) as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company retains and desires to continue to retain BlackRock to provide investment advisory, administration and accounting services as set forth herein for each class of units of beneficial interest (“shares”) in each of the Company’s investment portfolios (individually, a “Fund,” and collectively, the “Funds”) as listed on Appendix A hereto (as such Appendix may, from time to time, be supplemented (or amended)), and BlackRock is willing to furnish such investment advisory, administration and accounting services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed among the parties hereto as follows:

1. Appointment.

a. The Company hereby appoints BlackRock to provide the investment advisory (“Advisory Services”), administration and accounting services (such administration and accounting services sometimes collectively herein referred to as “Administration Services”) as specified below, on the terms and for the periods set forth in this Agreement. BlackRock accepts such appointment and agrees to perform the services and duties herein set forth below that have been designated to it in return for the compensation herein provided.

b. In the event that the Company establishes one or more portfolios other than the Funds with respect to which it desires to retain BlackRock to provide investment advisory, administration and accounting services, the Company shall notify BlackRock in writing. If BlackRock is willing to render such services it shall notify the Company in writing whereupon, subject to such shareholder approval as may be required pursuant to Paragraph 10 hereof, such portfolio shall become a Fund hereunder and the compensation payable by such new Fund to BlackRock will be as agreed in writing at the time.

2. Instructions. With respect to Administration Services, BlackRock shall be entitled to rely upon any Oral Instruction or Written Instruction it receives pursuant to this Agreement. For purposes of this Agreement: (1) “Authorized Persons” means any officer of the Company and any other person duly authorized by the Company to provide oral or written instructions on behalf of the Company; (2) “Oral Instructions” means oral instructions received by BlackRock to whom the instruction is addressed from an Authorized Person or a person reasonably believed by BlackRock to be an Authorized Person (BlackRock may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person (or a person reasonably believed by BlackRock to be an Authorized Person) via electronic mail as Oral Instructions); and (3) “Written Instructions” means (i) written instructions received by BlackRock to whom the instruction is addressed and signed by an Authorized Person or a person reasonably believed by BlackRock to be an Authorized Person or (ii) trade instructions received by BlackRock to whom the trade instruction is addressed if the trade instruction was transmitted by means of an electronic transaction reporting system which requires the use of a password or other authorized identifier in order to gain access. Written Instructions may be delivered electronically (provided that instructions delivered via electronic mail shall be treated as set forth under the definition of “Oral Instructions” above) or by hand, mail or facsimile sending device. The Company agrees to forward to BlackRock to whom it sends an Oral Instruction a confirming Written Instruction so that BlackRock receives the confirming Written Instruction by the close of business on the same day that such Oral Instruction is received; the fact that such confirming Written Instruction is not received by BlackRock or differs from the Oral Instruction shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instruction or BlackRock’s ability to rely upon such Oral Instruction.

3. Right to Receive Advice. With respect to Administration Services, if BlackRock is in doubt as to any action it should or should not take, it may request directions or advice, including Oral Instructions or Written Instructions, from or on behalf of the Company. With respect to Administration Services, if BlackRock shall be in doubt as to any question of law pertaining to any action it should or should not take, it may request advice at its own cost from such counsel of its own choosing (who may be counsel for the Company or BlackRock, at the option of BlackRock). In the event of a conflict between such directions or advice or such Oral Instructions or Written Instructions BlackRock receives from or on behalf of the Company, and such advice it receives from counsel, BlackRock shall be entitled to rely upon and follow the advice of counsel. BlackRock shall be indemnified by the Company and without liability for any action it takes or does not take with respect to Administration Services in reasonable reliance upon directions or advice or Oral Instructions or Written Instructions it receives from or on behalf of the Company or from counsel and which BlackRock believes, in good faith, to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this Section shall be construed so as to impose an obligation upon BlackRock to seek such directions or advice or Oral Instructions or Written Instructions.

4. Administration Services and Duties. BlackRock will perform the administration and accounting services set forth below. BlackRock is responsible only for the services that it has specifically agreed to provide in the Agreement, and not for any other services.

a. Subject to the supervision and control of the Company’s Board of Trustees, BlackRock shall assist in supervising all aspects of the Funds’ operations, other than (i) those services to be performed by the custodian pursuant to the Company’s Custodian Agreement, as amended from time to time, (ii) those services to be performed by the distributor pursuant to the Company’s Distribution Agreement, as amended from time to time, (iii) those services to be performed by the transfer agent pursuant to the Company’s Transfer Agency Agreement, as amended from time to time, and (iv) those services provided under the Company’s shareholder service and distribution plans relating to the respective classes of shares of the Company’s investment portfolios and any amended or successor plans (each a “Plan”).

b. Without limiting the generality of Section 4(a), BlackRock shall provide the following services to the Funds (or to individual share classes as indicated below):

(1) The oversight and coordination of the performance of each of the service providers to the Company, including without limitation, its sub-advisers (if any), other administrators and sub-administrators (if any), transfer agent, custodian, distributor, shareholder servicing agents, legal counsel and independent auditors;

(2) Acting as liaison between the Company’s Board of Trustees and its service providers;

(3) Assisting in the preparation of materials for meetings of the Company’s Board of Trustees and shareholders;

(4) Providing general ongoing business management and support services in connection with the Company’s operations;

(5) After consultation with the distributor and counsel for the Company, determining the jurisdictions in which the Funds’ shares shall be registered or qualified for sale;

(6) Assisting in monitoring of regulatory and legislative developments which may affect the Funds; assisting in counseling the Funds with respect to regulatory examinations or investigations; and working with the Company’s counsel in connection with regulatory matters or litigation;

(7) Participating to the extent reasonably requested by the Company and its counsel in the periodic updating of the Company’s registration statement;

(8) Compiling data and accumulating information for and coordinating with the Company’s Treasurer or Assistant Treasurer the preparation of reports to shareholders of record and the Commission;

(9) Filing with the Commission and other federal and state agencies, subject to the approval of the Company’s Treasurer or Assistant Treasurer, reports and documents other than those reports and documents required to be filed by the Company’s custodian or transfer agent;

(10) Monitoring, and assisting in developing, compliance procedures for each of the Funds, which will include without limitation, procedures to monitor compliance with each Fund’s investment objective, policies and limitations, tax matters, and applicable laws and regulations;

(11) Monitoring the Fund’s expenses;

(12) With respect to all share classes of each Fund, providing information and distributing written communications concerning the particular class of shares to their shareholders of record; handling shareholder problems and calls;

(13) With respect to certain share classes of each Fund, supervising the services of individuals (“shareholder representatives”) whose principal responsibility and function shall be to preserve and strengthen the Company’s relationships with the shareholders of such class;

(14) With respect to certain share classes of each Fund, monitoring the Company’s arrangements with respect to services provided by certain institutional shareholders (“Service Organizations”) under a Plan, including monitoring and reviewing the services rendered by Service Organizations to their customers who beneficially own shares of such class, pursuant to agreements between the Company and such Service Organizations (“Servicing Agreements”); reviewing the qualifications of Service Organizations wishing to enter into Servicing Agreements with the Company; assisting in the execution and delivery of Servicing Agreements; monitoring the operations of the Plans; monitoring the activities of the Company’s transfer agent relating to the calculation of front-end sales charges (if applicable) and contingent deferred sales charges (if applicable) payable in connection with the purchase and redemption of shares, and the payment of all such sales charges to the Company’s distributor or others (subject to the applicable limitations of the National Association of Securities Dealers, Inc. on asset-based sales charges); reporting to the Company’s Board of Trustees with respect to the amounts paid or payable by the Company from time to time under the Plans and the nature of the services provided by Service Organizations; and maintaining appropriate records in connection with such duties;

(15) With respect to certain share classes of each Fund, monitoring the Company’s arrangements with respect to institutional investors and financial intermediaries (“Participating Institutions”) purchasing shares on behalf of their customers and program participants, including monitoring and reviewing services rendered by Participating Institutions to their customers; providing and supporting customized purchase and redemption procedures; providing specialized performance reporting as required by Participating Institutions; and monitoring the percentage investment by Participating Institutions which are investment companies for purposes of compliance with 1940 Act limitations;

(16) With respect to certain share classes of each Fund, maintaining the Company’s relationships with third-party industry data services, such as NASDAQ and Lipper Analytical Services, and reporting to such services with respect to ticker symbols, performance information and other information regarding the Funds, as appropriate;

(17) With respect to certain share classes of each Fund, monitoring the investor programs that are offered from time to time in connection with such class of shares;

(18) With respect to all share classes of each Fund, providing oversight and related support services that are intended to ensure the delivery of quality service to the shareholders of such class;

(19) Administering all activities concerning the installation, maintenance, monitoring and inventory control of software developed and maintained by BlackRock and used by certain shareholders of the Company to facilitate shareholder access to the Company and related shareholder services (herein called the “Computer Access Program”). BlackRock shall provide the Trustees of the Company with such reports, statistics and other information as they may from time to time reasonably request in order to evaluate the Computer Access Program administered by BlackRock pursuant to this Section 4(b)(19) and BlackRock’s determination as to the costs that are reimbursable by each of the Funds;

(20) With respect to all share classes of each Fund, providing such other similar services set forth in items 12 to 19 above as the Company may reasonably request;

(21) With respect to certain share classes of each Fund, providing personnel and supervising a facility to receive purchase and redemption orders via the Company’s toll-free in-WATS telephone lines and transmitting such requests to the Company’s transfer agent as promptly as practicable;

(22) Journalizing investment, capital share and income and expense activities;

(23) Verifying investment buy/sell trade tickets when received from investment advisory personnel and transmitting trades to the Fund’s custodian (the “Custodian”) for proper settlement;

(24) Maintaining individual ledgers for investment securities;

(25) Maintaining historical tax lots for each security;

(26) Reconciling cash and investment balances of a Fund with the Custodian, and providing investment advisory personnel with the beginning cash balance available for investment purposes;

(27) Updating the cash availability throughout the day as required by investment advisory personnel;

(28) Posting to and preparing the Statement of Assets and Liabilities and the Statement of Operations for the annual and semi-annual shareholder reports;

(29) Calculating various contractual expenses (e.g., management fees);

(30) Upon receipt of necessary information from the Company, assisting in the monitoring and budgeting of expense accruals;

(31) Controlling all disbursements and authorizing such disbursements upon receipt of electronic mail instructions or Written Instructions;

(32) Calculating capital gains and losses in accordance with the relevant Fund’s Prospectus and resolutions of the Company’s Board of Trustees;

(33) Determining net income in accordance with the relevant Fund’s Prospectus and resolutions of the Company’s Board of Trustees;

(34) Obtaining security market quotes from independent pricing sources approved by BlackRock, or if such quotes are unavailable, then obtaining such prices from BlackRock, and in either case calculating the market value of the Fund’s investments;

(35) Transmitting or mailing a copy of the daily portfolio valuation to investment advisory personnel;

(36) Computing net asset value;

(37) As appropriate, computing yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity;

(38) Preparing quarterly broker security transactions summaries;

(39) Preparing monthly security transaction listings;

(40) Supplying various normal and customary Fund and Company statistical data as requested on an ongoing basis;

(41) Preparing for execution and filing the Company’s Federal and state tax returns;

(42) With the assistance of Company officers and counsel, preparing and filing the Company’s Semi-Annual Reports with the Commission on Form N-SAR;

(43) With the assistance of Company officers and counsel, preparing and filing the Company’s Semi-Annual Reports with the Commission on Form N-CSR;

(44) With the assistance of Company officers and counsel, preparing and filing with the Commission the Company’s annual and semi-annual shareholder reports;

(45) With the assistance of Company officers and counsel, preparing and filing the Company’s quarterly portfolio holdings with the Commission on Form N-Q;

(46) With the assistance of Company officers and counsel, preparing and filing the Company’s annual report of proxy voting record on Form N-PX;

(47) Assisting in the preparation of registration statements and other filings relating to the registration of the Company’s shares;

(48) Monitoring each Fund’s status as a regulated investment company under Sub-Chapter M of the Internal Revenue Code of 1986, as amended;

(49) Monitoring the Company’s compliance with the amounts and conditions of each state blue sky qualification, and filing documentation with such states as the Company shall direct relating to the initial or ongoing registration or qualification of shares in such states;

(50) With the assistance of Company officers and counsel, preparing for execution and filing the Company’s Form 24F-2;

(51) Acting as liaison with the Company’s independent public accountants, and providing account analyses, fiscal year summaries and other audit related schedules with respect to each Fund. BlackRock shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as such may be reasonably required by the Company from time to time;

(52) With respect to certain share classes of each Fund, calculating the amount of fees payable with respect to the applicable Plan on a daily basis and upon instruction from the Company remitting such fees pursuant to such Plan;

(53) With respect to various share classes of each Fund, calculating and reporting to third party industry data services (e.g., NASDAQ and Lipper Analytical Services) certain performance and other information;

(54) Providing to the Company the data repository and analytics suite services as set forth on Exhibit Y attached hereto and made a part hereof (as such Exhibit Y may be amended from time to time), subject to the terms of this

Agreement and the terms set forth in such Exhibit Y. Persons who are Company “Authorized Users” to access the data repository and analytics suite services shall be authorized by BlackRock from time to time to access the data repository and analytics suite in connection with this Agreement;

(55) With respect to all share classes of each Fund, providing for the preparation, supervision and mailing of confirmations for all purchase and redemption orders to shareholders of record;

(56) With respect to all share classes of each Fund, providing for the operation of an automated data processing system to process purchase and redemption orders;

(57) With respect to all share classes of each Fund, providing for the maintenance of a procedure external to the transfer agent’s system to reconstruct lost purchase and redemption data;

(58) In compliance with the requirements of Rule 31a-3 under the 1940 Act, BlackRock agrees that all records which it maintains for the Company are the property of the Company and further agrees to surrender promptly to the Company any of such records upon the Company’s request. Copies of any such records maintained by BlackRock will be provided by BlackRock to the Company upon the Company’s reasonable request and at the Company’s expense. BlackRock further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under said Act but only to the extent that such records necessarily and specifically relate to the services required to be performed by BlackRock hereunder;

(59) With respect only to the services designated to it hereunder, (i) in the event of equipment failures affecting the services designated to BlackRock hereunder BlackRock shall, at no additional expense to the Company, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto and (ii) BlackRock shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available;

(60) Provide information and documentation relating to the Company or other assistance relating to such information and documentation as the Company may reasonably request to help the Company respond to any government or regulatory request, including but not limited to a subpoena or request for information, provided, however, that if responding to such a request would cause an undue burden on BlackRock or would cause BlackRock to bear undue expense, BlackRock at its option may decline such request or shall be entitled to such fees or reimbursement of expense as agreed to by the Company and BlackRock;

(61) Provide such information relating to the Company as the Company may reasonably request in connection with the services provided by BlackRock to the Company pursuant to this Agreement, provided, however, that if responding to such a request would cause an undue burden on BlackRock or would cause BlackRock to bear undue expense, BlackRock at its option may decline such request or shall be entitled to such fees or reimbursement of expense as agreed to by the Company and BlackRock; and

(62) Provide such additional services to the Company pursuant to this Agreement as shall be agreed in writing between the Company and BlackRock from time to time.

5. Investment Advisory Services and Duties. Subject to the supervision of the Board of Trustees of the Company, BlackRock will provide a continuous investment program for each of the Funds, including investment research and management with respect to all securities, investments, cash and cash equivalents in the Funds. BlackRock will determine from time to time what securities and other investments will be purchased, retained or sold by the Company for each of its Funds. BlackRock will provide the services rendered by it hereunder in accordance with the investment objective and policies of each of the Funds as stated in their respective Prospectuses. BlackRock further agrees that it:

a. will conform with all applicable Rules and Regulations of the Securities and Exchange Commission (herein called the “Rules”), and will in addition conduct its activities under this Agreement in accordance with all other applicable laws; and

b. will maintain all books and records with respect to the securities transactions of the Funds, keep their respective books of account and will render to the Company’s Board of Trustees such periodic and special reports as the Board may request.

6. Sub-Contractors. It is understood that BlackRock may, if it deems it desirable, from time to time employ such person or persons as BlackRock believes to be capable of assisting in the performance of its obligations under this Agreement (each a “Sub-Contractor”) and to terminate the services of any such person; provided, however, that the compensation of such person or persons shall be paid by BlackRock and that BlackRock shall be as fully responsible to the Company for the acts and omissions of any such person as it is for its own acts and omissions; and provided further, that the retention of any Sub-Contractor shall be approved by the trustees and shareholders to the extent required by the 1940 Act. In the event of a breach by a Sub-Contractor of any agreement with BlackRock (a “Sub-Contract”): BlackRock will use its best efforts to recover from such Sub-Contractor to the full extent permitted under such Sub-Contract; and BlackRock will pay to the Company any such recovery it receives from such Sub-Contractor to the extent attributable to losses incurred by the Company.

7. Expenses Assumed. BlackRock will bear all expenses incurred by it in performing the services and duties designated to it under this Agreement, except as otherwise expressly provided herein. Other expenses to be incurred in the operation of the Funds, including taxes, interest, brokerage fees and commissions, if any, salaries and fees of officers and trustees who are not officers, directors, shareholders or employees of BlackRock (other than the

Company’s Chief Compliance Officer), or the distributor for the Funds, Commission fees and state Blue Sky qualification fees, advisory and administration fees, charges of custodians, transfer and dividend disbursing agents’ fees, certain insurance premiums, outside auditing and legal expenses, costs of outside pricing services, costs of maintaining corporate existence, typesetting and printing of prospectuses for regulatory purposes and for distribution to current shareholders of the Funds, costs of shareholders’ reports and corporate meetings and any extraordinary expenses, will be borne by the Company, provided, however, that the Company will not bear, directly or indirectly, the cost of any activity which is primarily intended to result in the sale of shares of the Funds otherwise than pursuant to any applicable distribution plan adopted by the Company.

In addition, if the expenses borne by any Fund in any fiscal year exceed the applicable expense limitations imposed by the securities regulations of any state in which the Shares are registered or qualified for sale to the public, BlackRock shall reimburse such Fund for one-half of any excess up to the amount of the fees payable by the particular Fund to it during such fiscal year pursuant to Section 8 hereof; provided, however, that notwithstanding the foregoing, BlackRock shall reimburse such Fund for one-half of such excess expenses regardless of the amount of such fees payable to it during such fiscal year to the extent that the securities regulations of any state in which the Shares are registered or qualified for sale so require.

8. Compensation.

a. For the services provided pursuant to Sections 4 and 5 above, the Company will pay to BlackRock a fee, computed daily and payable monthly, as described in the fee schedule attached as Appendix B. The fee attributable to each Fund shall be the several (and not the joint or joint and several) obligation of each such Fund.

b. The Company will also reimburse BlackRock monthly for its reasonable out-of-pocket expenses incurred in administering the Computer Access Program pursuant to the provisions of Section 4(b)(19) above, provided that BlackRock will not be reimbursed for any costs: (i) which exceed the current budget for the Computer Access Program approved by the Company’s Board of Trustees; (ii) which directly or indirectly finance any activity primarily intended to result in the sale of shares; or (iii) which BlackRock has not reasonably determined are in the best interests of the Company and its shareholders.

c. With respect to Administration Services, the Company will also reimburse BlackRock monthly for its reasonable out-of-pocket expenses incurred on a Fund’s behalf, including, but not limited to, postage, telephone, telex, overnight express charges, deconversion costs (unless otherwise agreed), costs to obtain independent security market quotes, record retention/storage, negotiated time and materials for development and programming materials (if applicable), travel expenses and other miscellaneous fees incurred on behalf of a Fund.

d. With respect to Advisory Services, during the term of this Agreement, BlackRock will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of (including brokerage commissions, if any) securities purchased for the Funds.

e. Any fee or out-of-pocket expenses not paid within 30 days of the date of the original invoice shall be charged a late payment fee of 1% per month until payment of the same are received.

f. The fee for the period from the date hereof until the end of that year shall be prorated according to the proportion which such period bears to the full annual period.

9. Proprietary and Confidential Information. BlackRock shall keep confidential any information relating to the Company’s business and shall not use such confidential information for any purpose other than in connection with its performance under this Agreement and the Company shall keep confidential any information relating to BlackRock’s business and shall not use such confidential information for any purpose other than in connection with its performance under this Agreement. Information subject to such confidentiality obligations shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Company (with respect to BlackRock’s confidentiality obligations) or BlackRock (with respect to the Company’s confidentiality obligations); (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Company (with respect to BlackRock’s confidentiality obligations) or BlackRock (with respect to the Company’s confidentiality obligations) a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to the foregoing obligations set forth in this Section if: (a) it was already known to the receiving party at the time it was obtained; (b) it is or becomes publicly known or available through no wrongful act of the receiving party, (c) it was rightfully received from a third party who, to the best of the receiving party’s knowledge, was not under a duty of confidentiality; (d) it is released by the protected party to a third party without restriction; (e) it is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the protected party written notice of such requirement, to the extent such notice is permitted); (f) release of such information by BlackRock is necessary in connection with the provision of BlackRock’s services under this Agreement; (g) it is relevant to the defense of any claim or cause of action asserted against the receiving party; or (h) it has been or is independently developed or obtained by the receiving party.

10. Limitation of Liability of BlackRock.

a. BlackRock shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of BlackRock in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

b. The provisions of this Section shall survive termination of this Agreement.

11. Duration and Termination. This Agreement shall become effective with respect to a Fund upon such date as the parties hereto agree following approval of this Agreement by shareholders of such Fund. Unless sooner terminated as provided herein, the Management Agreement shall continue with respect to such Fund until March 31, 2008. Thereafter, if not terminated, this Agreement shall continue with respect to a Fund for successive annual periods ending on March 31, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Trustees of the Company who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Company or by vote of a majority of the outstanding voting securities of such Fund; provided, however, that this Agreement may be terminated with respect to a Fund by the Company at any time, without the payment of any penalty, by the Board of Trustees of the Company or by vote of a majority of the outstanding voting securities of such Fund, on 60 days’ written notice to BlackRock, or by BlackRock at any time, without payment of any penalty, on 90 days’ written notice to the Company. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meaning as such term have in the 1940 Act.)

12. Amendment of this Agreement. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought, and no amendment of this Agreement affecting a Fund shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of such Fund.

13. Notices. Notices shall be addressed if to the Company at 100 Bellevue Parkway, Wilmington, DE 19809, Attention: Rodney Johnson with a copy to Drinker Biddle & Reath LLP, One Logan Square, 18th and Cherry Streets, Philadelphia, PA 19103, Attention: Michael P. Malloy, or at or at such other address or to such other individual as shall be so specified by the Company to BlackRock. Notices shall be addressed if to BlackRock at BlackRock Institutional Management Corporation, 40 East 52nd Street, New York, New York 10022, Attention: Robert Connolly, Esq. or at such other address or to such other individual as shall be so specified by BlackRock to the Company.

14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

16. Miscellaneous.

a. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

b. No Representations or Warranties. Except as expressly provided in this Agreement, BlackRock hereby disclaims all representations and warranties, express or implied, made by it to the Company or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided by it under this Agreement. BlackRock disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

c. No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Company agrees that no modifications to its registration statement and no policies which it may adopt or resolutions which the Board may adopt will affect materially the obligations or responsibilities of BlackRock hereunder without the prior written approval of BlackRock, which approval shall not be unreasonably withheld or delayed.

d. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

e. Information. The Company will provide such information and documentation as BlackRock may reasonably request in connection with services provided by BlackRock to the Company.

f. Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

g. Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Notwithstanding the foregoing sentence, if any provision of this Agreement relating directly or indirectly to the term of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the parties shall immediately negotiate in good faith in order to agree upon a new provision which is either (i) the economic equivalent of the invalid provision or (ii) acceptable to the party adversely affected by the invalidity of the prior provision.

h. Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

i. Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of BlackRock affiliates are financial institutions, and BlackRock may, as a matter of policy, request (or may have already requested) the Company’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. BlackRock may also ask (and may have already asked) for additional identifying information, and BlackRock may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

j. Systems. BlackRock shall retain title to and ownership of any and all of its own data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by BlackRock in connection with the services provided by BlackRock to the Company.

k. Liability of Trustees, etc. Reference is hereby made to the Declaration of Trust which contains certain provisions limiting the liability of the Board of Trustees, shareholders, officers, employees and agents of the Company. The obligations of the Company created hereunder are not personally binding upon, nor shall resort be had to the property of, any of the Board of Trustees, shareholders, officers, employees or agents of the Company. In addition, only the Company property included in the Fund which incurs any liability shall be used to pay such liability.

l. Legal Advice. Notwithstanding anything in this Agreement to the contrary, the services of BlackRock neither constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Company or any other person.

m. Services Not Exclusive. The services rendered by BlackRock hereunder are not to be deemed exclusive, and BlackRock shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of September 29, 2006.

BLACKROCK LIQUIDITY FUNDS

By:	/s/ Donald C. Burke
Name:	Donald C. Burke
Title:	Treasurer

BLACKROCK INSTITUTIONAL MANAGEMENT CORPORATION

By:	/s/ Paul L. Audet
Name:	Paul L. Audet
Title:	Managing Director

APPENDIX A

to the

Management Agreement between BlackRock Liquidity Funds

and BlackRock Institutional Management Corporation

TempFund (all classes)

TempCash (all classes)

FedFund (all classes)

T-Fund (all classes)

Federal Trust Fund (all classes)

Treasury Trust Fund (all classes)

MuniFund (all classes)

MuniCash (all classes)

California Money Fund (all classes)

New York Money Fund (all classes)

APPENDIX B

to the

Management Agreement between BlackRock Liquidity Funds

and BlackRock Institutional Management Corporation

FEE SCHEDULE

Asset Based Fee:

The following annual fee shall be computed daily based upon each Fund’s average daily net assets and paid monthly:

Fund	TempFund	TempCash, MuniFund and MuniCash	California Money Fund and New York Money
Management Fee

.350% of the first $1 billion

.300% of the next $1 billion

.250% of the next $1 billion

.200% of the next $1 billion

.195% of the next $1 billion

.190% of the next $1 billion

.180% of the next $1 billion

.175% of the next $1 billion

.170% of amounts in excess of $8 billion.

.350% of the first $1 billion

.300% of the next $1 billion

.250% of the next $1 billion

.200% of the next $1 billion

.195% of the next $1 billion

.190% of the next $1 billion

.185% of the next $1 billion

.180% of amounts in excess of $7 billion.

.375% of the first $1 billion .350% of the next $1 billion .325% of the next $1 billion .300% of amounts in excess of $3 billion.

The following annual fee shall be computed daily and paid monthly:

FedFund, T-Fund, Federal Trust Fund and Treasury Trust Fund
Calculation A	Calculation B

.175% of the first $1 billion**

.150% of the next $1 billion**

.125% of the next $1 billion**

.100% of the next $1 billion**

.095% of the next $1 billion**

.090% of the next $1 billion**

.085% of the next $1 billion**

.080% of amounts in excess of $7 billion.**

.175% of the first $1 billion* .150% of the next $1 billion* .125% of the next $1 billion* .100% of amounts in excess of $3 billion. *

The Management Fee is equal to Calculation A plus Calculation B.

**	Based on the combined average net assets of the FedFund, T-Fund, Federal Trust Fund and Treasury Trust Fund.
*	Based on the average net assets of each portfolio.

Cost of Access to Data Repository and Analytics Suite:

Waived.

EXHIBIT Y

Data Repository and Analytics Suite Services

1.	BlackRock Services. BlackRock will:

(a)	Provide for Internet access to an accounting data repository and analytics suite that provides mutual fund accounting data at a site operated by a sub-contractor (the “Site”) for Company portfolio data otherwise supplied by a sub-contractor to Company service providers via other electronic and manual methods. Types of information to be provided on the Site include: (i) data relating to portfolio securities, (ii) general ledger balances and (iii) net asset value-related data, including NAV and net asset, distribution and yield detail (collectively, the “Accounting Services”).

(b)	Supply each of the Authorized Users (as defined in Section 4(b)(54) of the Agreement) (the “Users”) with a logon ID and Password;

(c)	Provide to Users access to the information listed in (a) above using standard inquiry tools and reports. With respect to the Accounting Services, Users will be able to modify standard inquiries to develop user-defined inquiry tools; however, BlackRock will review computer costs for running user-defined inquiries and may assess surcharges for those requiring excessive hardware resources. In addition, costs for developing custom reports or enhancements will be billed separately to and payable by the Company;

(d)	Utilize a form of encryption that is generally available to the public in the U.S. for standard Internet browsers and establish, monitor and verify firewalls and other security features (commercially reasonable for this type of information and these types of users) and exercise commercially reasonable efforts to attempt to maintain the security and integrity of the Site; and

(e)	Monitor the telephone lines involved in providing the Accounting Services and inform the Company promptly of any malfunctions or service interruptions.

2.	Duties of the Company and the Users. The Company and the Users (to the extent applicable) will:

(a)	Provide and maintain a web browser supporting Secure Sockets Layer 128-bit encryption; and

(b)	Keep logon IDs and passwords confidential and notify BlackRock immediately in the event that a logon ID or password is lost, stolen or if the Company has reason to believe that the logon ID and password are being used by an unauthorized person.

3.	Limitations of Liability.

(a)	Nothing in this Section 3 shall in any way serve to limit any limitation of liability provision otherwise applicable to BlackRock under the Agreement.

(b)	The Company acknowledges that the Internet is an “open,” publicly accessible network and not under the control of any party. BlackRock’s provision of Accounting Services is dependent upon the proper functioning of the Internet and services provided by telecommunications carriers, firewall providers, encryption system developers and others. The Company agrees that BlackRock shall not be liable in any respect for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by such party or its affiliates) or of any third parties involved in the Accounting Services and shall not be liable in any respect for the selection of any such third party, unless that selection constitutes a breach of BlackRock’s standard of care under the Agreement.

(c)	Without limiting the generality of the foregoing or any other provisions of this Exhibit or the Agreement, BlackRock shall not be liable for delays or failures to perform any of the Accounting Services or errors or loss of data occurring directly or indirectly by reason of circumstances beyond BlackRock’s reasonable control, including without limitation functions or malfunctions of the Internet or telecommunications services, firewalls, encryption systems or security devices occurring directly or indirectly by reason of circumstances beyond BlackRock’s reasonable control or by reason of laws or regulations imposed after the effective date of this Exhibit.

4.	Duration, Termination and Changes to Terms.

(a)	BlackRock shall have the right at any time to provide notice to the Company of changes to the terms set forth in this Exhibit or otherwise relating to the data repository and analytics suite. Such changes will become effective and bind the parties hereto after sixty (60) days from the date BlackRock notifies the Company of such changes, unless the Company terminates this Exhibit pursuant to Section 4(b) below or the parties agree otherwise at such time.

(b)	The Company or BlackRock may terminate this Exhibit upon sixty (60) days’ prior written notice to the other.

5.	Miscellaneous. In the event of a conflict between specific terms of this Exhibit and the balance of the Agreement, this Exhibit shall control as to matters relating to the data repository and analytics suite.